ROBERT C. WEAVER, JR.
                          ATTORNEY AT LAW
                          721 Devon Court
                      San Diego, CA 92109-8007
                  (858)488-4433    FAX (858)488-2555

July 12, 2004

THAI ONE ON, INC.
14C Heritage Condominium, Sukhumvit Soi 8
Bangkok, Thailand 10110

     Re:  Registration Statement on Form SB-2

Gentlepersons:

I have acted as counsel for THAI ONE ON, INC., a Nevada corporation (the "Company"), in connection with the registration by the Company of up to 3,800,000 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company pursuant to the Company's Registration Statement on Form SB-2 which is to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have examined such documents, records and matters of Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and all reported judicial decisions interpreting those laws, as I have deemed necessary for the purposes of this opinion, and based thereupon I am of the opinion that the Shares described in the Registration Statement, shall be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my firm in the Prospectus under the caption "Legal Matters."



Sincerely,

/s/ Robert C. Weaver, Jr.
Robert C. Weaver, Jr.
Attorney at Law

RCW/ns